SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)

                     of the Securities Exchange Act of 1934

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the appropriate box:

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        14a-6(e)(2))
|_|     Definitive Proxy Statement
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|X|     Soliciting Material Pursuant to Rule Rule 14(a)-12

                        FIRST COMMERCE BANCSHARES, INC.
                (Name of Registrant as Specified in Its Charter)

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
Letter to Trust Customers

February 16, 2000



Dear:

On February 2, 2000, we announced that First Commerce Bancshares will merge with Wells Fargo-Norwest. We are joining a premier financial services organization with a strong reputation for service in Nebraska dating back to 1856. Norwest has a strong personal trust program in Nebraska with over 2000 clients served from five different locations. All of us at National Bank of Commerce are proud of our 88-year tradition of providing quality trust services. We are also very excited about the product and service enhancements we will soon be able to offer.

Please know that we value the confidence you have shown in our Trust Department by including us in your estate plan. We will continue to serve you with the same personal trust officers and staff in this location. Our commitment is to do everything in our power to see that the merger transition goes smoothly and does not disrupt customer service.

Many who have named National Bank of Commerce in their estate planning documents have asked if it will be necessary to change their documents to name Wells Fargo. It will not. This change will be effected by the merger documents. You may have other questions or wish to discuss the merger with a personal trust officer. We would welcome your comments and be happy to visit with you at any time.

National Bank of Commerce has always had a strong commitment to customer service and local decision making and we have invested heavily in our community. Wells Fargo-Norwest shares this commitment and we look forward to working with you for many years to come.

Sincerely,


Steven R.Caswell
Senior Vice President
and Trust Division Manager

(402) 434-4420 or 1-800-729-5882

Trust Newsletter

On Feb. 2, 2000, Wells Fargo & Company, including Norwest, signed a definitive agreement to acquire First Commerce Bancshares, including National Bank of Commerce in a tax-free merger. We would like to take this opportunity to give you some details about the proposed merger and how it might affect you.

When will the merger happen?

         Although many of the details are still unknown, the merger is expected to take place during the third quarter of 2000. First, it must be approved through regulatory avenues and by the First Commerce shareholders.

         Following the acquisition, the First Commerce banks will become part of Norwest Bank Nebraska, a Wells Fargo subsidiary. This will make Norwest the second largest bank in Nebraska, based on deposits.

     Jim Stuart Jr., chairman and CEO of First Commerce Bancshares, said the Stuart family spent a great deal of time selecting a partner with whom the bank would feel comfortable.
         "Selecting a merger partner that shares our strong commitment to customer service and building great communities is very important to me," he stated. He said the Stuart family decided to pursue a merger due in part to upcoming estate taxes the family would face.

         "We feel our combination with Wells Fargo/Norwest will serve the best long-term interests of our employees, customers and the communities we have helped nurture during most of the 20th century," Stuart said.

     Judith Owen, Norwest Bank Nebraska president, said the merger will have a positive effect on the community and customers. "Wells Fargo/Norwest and First Commerce share many values that have helped both of us become outstanding companies: great customer service, building strong communities and the value we place on our team members," Owen said. These values will be strengthened by the merger.

How will it affect me?

         Until the merger is complete, both Wells Fargo/Norwest and First Commerce Bancshares will be running "business as usual." We will offer the same hands-on service, and continue to serve you with the same personal trust officers and staff in this location.

         Our employees will maintain the values you have come to expect from us, and all accounts and account details will remain the same. We will be able to offer enhanced systems capabilities, with a broader range of investment and estate planning products and services.

         You will be informed once the merger is complete, and we will provide you with all the information necessary to answer your questions and make the transition smooth and easy. Our commitment is to do everything in our power to see that the merger transition does not disrupt customer service.

         After the merger, you will have greater variety and flexibility in your banking options when traveling, with over 3,000 banking locations in 21 states and over 6,300 ATM locations.

         "We will now be able to offer our customers the convenience of a national network of banking outlets and an industry-leading online banking product," Stuart said.

Will the bank still have localized decision making?

         Another reason the Stuart family took such care in selecting the proper merger partner was to continue to give customers the local decision-making process that has been a First Commerce tradition.

         "We have learned and validated the fact that decisions are truly made locally within the Wells Fargo/Norwest Nebraska system," Stuart said. "Our executive team will still be in place to serve our customers. Because of this, our customers can continue to count on us to look out for and act on any concerns they might have."

         "Wells Fargo/Norwest's business philosophy of community reinvestment is based on local decision making," Judith Owen said. "It is the key to serving our communities effectively. We believe the best decisions are local decisions, made by local people."

We urge shareholders of First Commerce and other investors to read the proxy statement/prospectus that will be included in the registration statement on Form S-4 to be filed with the SEC in connection with the proposed merger because it will contain important information. After it is filed with the SEC, the proxy statement/prospectus will be available for free, both on the SEC's website (www.sec.gov) and from First Commerce's and Wells Fargo's respective corporate secretaries. In addition, the identity of people who, under SEC rules, may be considered participants in the solicitation of First Commerce's shareholders in connection with the proposed merger, and a description of their interests, is available in SEC filings under Schedule 14A made by First Commerce on February 2, 2000.